                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

CB Capital Investors, L.P. ("CBCI,L.P.") c/o Chase Capital Partners

--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

380 Madison Avenue - 12th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York,                New York               10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


TeleCorp PCS, Inc. ("TLCP")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

November 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person

      --------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                  11/23/99       P               480,000     A      $20      15,265,692      D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  N.A.           N.A.            N.A.        N.A.   N.A.        352,956      I          (FN 1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Class C                                                                      Class A
Common Stock        (2)      (3)      (3)             (3)    (4)             Common Stock  27,489 (3)     27,489     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            By
                                                                                                                            TeleCorp
                                                                                                                            Invest.
Class C                                                                      Class A                                        Corp.
Common Stock        (2)      (3)      (3)             (3)    (4)             Common Stock     575 (3)        575     I      L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Class D                                                                      Class A
Common Stock        (2)      (3)      (3)             (3)    (4)             Common Stock 199,522 (3)    199,522     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            By
                                                                                                                            TeleCorp
                                                                                                                            Invest.
Class D                                                                      Class A                                        Corp.
Common Stock        (2)      (3)      (3)             (3)    (4)             Common Stock   3,780 (3)      3,780     I      L.L.C.
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Response:

(1)  By Telecorp Investment Corp., L.L.C.

(2)  Shares convert on a one-for-one basis; no conversion price

(3) There were no transactions in derivative securities during November, 1999; Table II has been completed solely for informational purposes.

(4) Convertible at the option of the holder after receipt by the issuer of an opinion of regulatory counsel that Class A Common Stock and the Voting Preference Stock can vote and be treated as a single class of stock with one vote per share and the affirmative vote of the holders of 66 2/3% or more of the Class A Common Stock.


                            CB Capital Investors, L.P.
                                Signature of Reporting Person

                                By:
                                   ----------------------------
                                Title:                          of CB Capital
                                       ------------------------ Investors, Inc.,
                                                                the General
                                                                Partner of CB
                                                                Capital
                                                                Investors, L.P.

------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF      DESIGNATED      STATEMENT FOR  ISSUER NAME, TICKER     TITLE OF         AMOUNT OF    OWNERSHIP FORM:
  REPORTING PERSON       REPORTER(1)        MONTH/YEAR    OR TRADING SYMBOL      SECURITY        SECURITIES     DIRECT (D) OR
                                                                                              BENEFICIALLY     INDIRECT (I)
                                                                                                  OWNED
------------------------------------------------------------------------------------------------------------------------------
John R. Baron            CB Capital      November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Chris Behrens            CB Capital      November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt        CB Capital      November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin        CB Capital      November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
`-----------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon        CB Capital      November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann        CB Capital      November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray        CB Capital      November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------
NAME AND ADDRESS OF    NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON    BENEFICIAL OWNERSHIP     PECUNIARY
                                               INTEREST

------------------------------------------------------------
John R. Baron         See Explanatory             No
c/o Chase Capital     Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
Chris Behrens         See Explanatory             No
c/o Chase Capital     Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
Mitchell J. Blutt     See Explanatory             No
c/o Chase Capital     Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
Arnold L. Chavkin     See Explanatory             No
c/o Chase Capital     Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
Michael R. Hannon     See Explanatory             No
c/o Chase Capital     Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
Donald J. Hofmann     See Explanatory             No
c/o Chase Capital     Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
Stephen P. Murray     See Explanatory             No
c/o Chase Capital     Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF      DESIGNATED      STATEMENT FOR  ISSUER NAME, TICKER     TITLE OF         AMOUNT OF    OWNERSHIP FORM:
  REPORTING PERSON       REPORTER(1)        MONTH/YEAR    OR TRADING SYMBOL      SECURITY        SECURITIES     DIRECT (D) OR
                                                                                              BENEFICIALLY     INDIRECT (I)
                                                                                                  OWNED
------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor        CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand         CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian       CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
-------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker         CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker          CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
CCP European              CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
Principals, L.P.       Investors, L.P.                        ("TLCP")             Stock
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
CCP Principals, L.P.      CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Chase Capital             CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
Corporation            Investors, L.P.                        ("TLCP")             Stock
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------
NAME AND ADDRESS OF    NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON    BENEFICIAL OWNERSHIP     PECUNIARY
                                               INTEREST

------------------------------------------------------------
John M.B. O'Connor     See Explanatory             No
c/o Chase Capital      Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------
Brian J. Richmand      See Explanatory             No
c/o Chase Capital      Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------
Shahan D. Soghikian    See Explanatory             No
c/o Chase Capital      Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
-----------------------------------------------------------
Jeffrey C. Walker      See Explanatory             No
c/o Chase Capital      Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------
Damion E. Wicker       See Explanatory             No
c/o Chase Capital      Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------
CCP European           See Explanatory             No
Principals, L.P.       Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
CCP Principals, L.P    See Explanatory             No
c/o Chase Capital      Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
Chase Capital          See Explanatory             No
Corporation            Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF      DESIGNATED      STATEMENT FOR  ISSUER NAME, TICKER     TITLE OF         AMOUNT OF    OWNERSHIP FORM:
  REPORTING PERSON       REPORTER(1)       MONTH/YEAR    OR TRADING SYMBOL      SECURITY        SECURITIES     DIRECT (D) OR
                                                                                              BENEFICIALLY     INDIRECT (I)
                                                                                                  OWNED
------------------------------------------------------------------------------------------------------------------------------
Chase Capital             CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
Partners               Investors, L.P.                        ("TLCP")             Stock
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------------
CB Capital                CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
Investors, Inc.        Investors, L.P.                        ("TLCP")             Stock
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, New York
10017
--------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan       CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
Bank                   Investors, L.P.                        ("TLCP")             Stock
270 Park Avenue
35th Floor
New York, New York
10017
--------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan       CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
Corporation            Investors, L.P.                        ("TLCP")             Stock
270 Park Avenue
35th Floor
New York, NY  10017
--------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene          CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Flatiron Partners  Investors, L.P.                        ("TLCP")             Stock
257 Park Avenue
South 12th Floor
New York, NY 10010
--------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann           CB Capital     November, 1999  TeleCorp PCS, Inc.   Class A Common     15,618,648           I
c/o Chase Capital      Investors, L.P.                        ("TLCP")             Stock
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------
NAME AND ADDRESS OF    NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON    BENEFICIAL OWNERSHIP     PECUNIARY
                                               INTEREST

------------------------------------------------------------
Chase Capital          See Explanatory             No
Partners               Note 3 below
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------
CB Capital             See Explanatory             No
Investors, Inc.        Note 4 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, New York
10017
------------------------------------------------------------
The Chase Manhattan    See Explanatory             No
Bank                   Note
270 Park Avenue        5 below
35th Floor
New York, New York
10017
------------------------------------------------------------
The Chase Manhattan    See Explanatory             No
Corporation            Note 6 below
270 Park Avenue
35th Floor
New York, NY  10017
------------------------------------------------------------
I. Robert Greene       See Explanatory             No
c/o Flatiron Partners  Note 7 below
257 Park Avenue
South 12th Floor
New York, NY 10010
------------------------------------------------------------
Jonas Steinmann        See Explanatory             No
c/o Chase Capital      Note 8 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------



Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, L.P., a portion of which may be deemed attributable to the reporting person because the reporting person is a general partner of Chase Capital Partners ("CCP"), which is the sole limited partner of CBCI, L.P., and the investment manager of CB Capital Investors, Inc., the general partner of CBCI, L.P. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CBCI, L.P.

3) The amounts shown in Table I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, L.P., a portion of which may be deemed attributable to the reporting person because CCP is the sole limited partner of CBCI, L.P. and the investment manager of CB Capital Investors, Inc., the general partner of CBCI, L.P. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, L.P.

4) The amounts shown in Tables I and II represent beneficial ownership of the Issuer's equity securities by CBCI, L.P., a portion of which may be deemed attributable to the reporting person because it is the sole general partner of CBCI, L.P. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, L.P.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, L.P., a portion of which may be deemed attributable to the reporting person because the reporting person is the sole stockholder of CB Capital Investors, Inc., the sole general partner of CBCI, L.P. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CBCI, L.P.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, L.P., a portion of which may be deemed attributable to the reporting person because the reporting person is
     (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP (the sole limited partner of CBCI, L.P.) and the investment manager of CB Capital Investors, Inc. (the sole general partner of CBCI, L.P.) and (ii) the sole stockholder of The Chase Manhattan Bank, which is the sole stockholder of CB Capital Investors, Inc. (the sole general partner of CBCI, L.P.). The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, L.P.

7) The amount shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, L.P., a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole limited partner of CBCI, L.P. and the investment manager of CB Capital Investors, Inc., the general partner of CBCI, L.P., until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, L.P.

8) The amount shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, L.P., a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole limited partner of CBCI, L.P. and the investment manager of CB Capital Investors, Inc., the general partner of CBCI, L.P., until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, L.P.





Potential persons who are to respond to the collection of information contained in this form are not required to respond Page 2 of 2 unless the form displays a currently valid OMB Number SEC 1474 (7-97)